Exhibit 99.1

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

Email: bhockett@myriad.com

www.myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Elects New Chairman John Henderson

-Board Also Selects Linda Wilson to Fill Vacancy on Audit Committee-

Salt Lake City, April 13, 2005 - Myriad Genetics, Inc. (Nasdaq: MYGN), announced today that its Board of Directors has met and elected John T. Henderson, M.D. as Chairman of the Board. Dr. Henderson succeeds Dale Stringfellow, Ph.D., who recently died of complications associated with pancreatic cancer. Dr. Stringfellow gave the Company over a decade of distinguished service and his energy, passion and leadership will be sorely missed.

Dr. Henderson has been a Director of Myriad since March 2004. He was previously with Pfizer for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice Presidential level positions with Pfizer in Research and Development in Europe and later in Japan. He was also Vice President, Medical for the Europe, U.S. and International Pharmaceuticals group. Dr. Henderson was significantly involved in determining and implementing the development strategy for current pharmaceutical products that cover a broad range of therapeutic areas including the central nervous system, anti-infectives, and anti-inflammatory agents.

"The Board of Directors and Management of Myriad are very pleased to extend a warm and enthusiastic welcome to Dr. Henderson as he assumes the Chairman's role at Myriad," said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. "John has been an invaluable addition to the board, providing insight and guidance garnered from his extensive background and experience in pharmaceutical development. We look forward to his leadership as we prepare the Company to commercialize new therapeutics for individuals affected by Alzheimer's disease, cancer, AIDS and other devastating diseases."

In addition to electing a new Chairman, the Board of Directors has selected Linda S. Wilson, Ph.D. to fill the vacancy on the audit committee left by the passing of Myriad's former Chairman. Dr. Wilson's membership on the committee brings the total number of independent Directors on the committee to three, once again satisfying the Nasdaq market requirement.

Dr. Wilson has been a Director of Myriad since 1999. She was the Seventh President of Radcliffe College, from 1989 to 1999 and was instrumental in its merger with Harvard University. Previously, she served as Vice President for Research at the University of Michigan, and in similar roles at the University of Illinois and Washington University. She currently serves as a member of the governing board of Tulane University, where she chairs the board's Health Sciences Center Committee. Her prior governing board experience includes the Massachusetts General Hospital, ICANN (the technical coordinating body for the global Internet), The Citizens Financial Group, Inc., ValueLine, Inc., and the Michigan Biotechnology Institute.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, the Company's ability to commercialize new therapeutics for individuals affected by Alzheimer's disease, cancer, AIDS and other devastating diseases; uncertainties as to the extent of future government regulation of Myriad Genetics' business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004. All information in this press release is as of April 13, 2005, and Myriad undertakes no duty to update this information unless required by law.